SCHEDULE 14A INFORMATION

(Amendment No. 1)

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Subject: Probabilities Fund - Special Meeting of Shareholders February 26, 2016

Dear Firstname_Placeholder,

The upcoming special meeting of shareholders is being held to approve a new investment advisory agreement between the Trust and Probabilities Fund Management, LLC (the “New Agreement”). Previously Probabilities and Princeton Fund Advisors, LLC were co-advisers to the Fund. Princeton resigned in December of 2015.

The Board of Trustees recommends that shareholders of the Fund vote “FOR” approval of the New Agreement.

We appreciate your continued interest and support.

Best regards,

The Probabilities Team

Important Disclosures

Mutual Funds involve risk including the possible loss of principal.

ETFs are subject to investment advisory and other expenses, which will be indirectly paid by the Fund. As a result, your cost of investing in the Fund will be higher than the cost of investing directly in the ETFs and may be higher than other mutual funds that invest directly in stocks and bonds. Each ETF is subject to specific risks, depending on its investments. Leveraged ETFs employ leverage, which magnifies the changes in the value of the Leveraged ETFs, which could result in significant losses to the Fund. The Fund invests in Leveraged ETFs in an effort to deliver daily performance at twice the rate of the underlying index and if held over long periods of time, particularly in volatile markets, the ETFs may not achieve their objective and may, in fact, perform contrary to expectations. Inverse ETFs are designed to rise in price when stock prices are falling. Inverse ETFs tend to limit the Fund's participation in overall marketwide gains. Accordingly, their performance over longer terms can perform very differently than underlying assets and benchmarks, and volatile markets can amplify this effect.

The adviser's judgments about the attractiveness, value and potential appreciation of particular security or derivative in which the Fund invests or sells short may prove to be incorrect and may not produce the desired results.

Equity prices can fall rapidly in response to developments affecting a specific company or industry, or to changing economic, political or market conditions. A higher portfolio turnover may result in higher transactional and brokerage charges.

At certain places on our website and in our email messages we offer direct access or ‘links’ to other internet websites and articles produced by independent third parties not associated with Probabilities Fund Management, LLC. These sites contain information that has been created, published, maintained or otherwise posted by institutions or organizations independent of Probabilities Fund Management. Probabilities Fund Management does not endorse, approve, certify or control these websites and does not assume responsibility for the accuracy, completeness or timeliness of the information located there. Visitors to these websites and articles should not use or rely on the information contained therein until consulting with an independent finance professional. Probabilities Fund Management does not necessarily endorse or recommend any commercial product or service described at these websites.

Investors should carefully consider the investment objectives, risks, charges and expenses of the Probabilities Fund. This and other important information about the Fund is contained in the Prospectus, which can be obtained by contacting by calling 1.800.519.0438. The Prospectus should be read carefully before investing. Probabilities Fund is distributed by Northern Lights Distributors, LLC., member FINRA and SIPC.

Probabilities Fund Management, LLC, and Northern Lights Distributors are not affiliated.

The information transmitted in this email is the property of Probabilities Fund Management, LLC. It may be legally privileged and/or confidential and is intended only for the use of the recipient(s). Any review, retransmission, dissemination or other use of, or taking of any action in reliance upon, this information by persons or entities other than the intended recipient(s) is strictly prohibited and may be unlawful. If you are not the intended recipient of this message, please immediately notify the sender and delete this message. Probabilities Fund Management, LLC accepts no responsibility for loss or damage from its use. All email to and from Probabilities Fund Management, LLC is monitored, stored and made available to regulators if requested.